SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant                                         [X]

Filed by a Party other than the Registrant                      [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Andersen Group, Inc.
 ...............................................................................
                (Name of Registrant as Specified in Its Charter


 ...............................................................................
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        .......................................................................

   2)  Aggregate number of securities to which transaction applies:

       ........................................................................

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ........................................................................

   4)  Proposed maximum aggregate value of transaction:

       ........................................................................

   5)  Total fee paid:

       ........................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        .......................................................................

    2)  Form, Schedule or Registration Statement No.:

        .......................................................................

    3)  Filing Party:

        .......................................................................

    4)  Date Filed:

        .......................................................................

ANDERSEN GROUP

Notice of
Annual Meeting
and
Proxy Statement

1996

The annual meeting
of the shareholders of
Andersen Group, Inc.
will be held on Monday,
June 17, 1996 at 11:15 a.m.
at the principal subsidiary
of the Company,
The J.M. Ney Company,
Ney Industrial Park,
Bloomfield, Connecticut.

                              ANDERSEN GROUP, INC.
                               Ney Industrial Park
                          Bloomfield, Connecticut 06002
                                 (860) 242-0761

                    Notice of Annual Meeting of Shareholders
                            To Be Held June 17, 1996

To the Shareholders of Andersen Group, Inc.:

   NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders (the "Annual Meeting") of Andersen Group, Inc. (the "Company") will be held on June 17, 1996 at 11:15 a.m. local time at the principal subsidiary of the Company, The J.M. Ney Company, Ney Industrial Park, Bloomfield, Connecticut, for the following purposes:

   1. To elect a Board of Directors for the ensuing year; and

   2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   Only holders of record of outstanding shares of the Common Stock, without par value, of the Company (the "Common Stock") at the close of business on April 26, 1996 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

   Prior to the actual voting thereof, a proxy may be revoked by the person executing such proxy by filing with the Secretary of the Company an instrument of revocation, by a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

                                     By Order of the Board of Directors

                                     Susan B. Logie
                                     Secretary

Bloomfield, Connecticut
May 10, 1996


YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              ANDERSEN GROUP, INC.
                               Ney Industrial Park
                          Bloomfield, Connecticut 06002
                                 (860) 242-0761

                                 Proxy Statement
                         Annual Meeting of Shareholders

   This Proxy Statement is being furnished to holders of Common Stock, without par value, of the Company (the "Common Stock") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders to be held on June 17, 1996, at 11:15 a.m., at the principal subsidiary of the Company, The J.M. Ney Company, Ney Industrial Park, Bloomfield, Connecticut 06002 and at any adjournment or postponement thereof (the "Annual Meeting").

   At the Annual Meeting, shareholders will be asked to consider and vote upon the election of directors for the ensuing year, and upon such other matters as may properly come before the meeting. The Board has fixed the close of business on April 26, 1996 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of April 26, 1996, 1,934,205 shares of Common Stock were issued and outstanding, each entitled to one vote per share.

   Votes are counted by tellers of the Company's transfer agent. These tellers will canvas the shareholders present at the Annual Meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the Annual Meeting but broker nonvotes are deemed not to have voted on the proposal. Broker nonvotes occur when a broker nominee (which has voted on one or more matters at the Annual Meeting) does not vote on one or more other matters at the Annual Meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to vote.

   Proxies received by the Company in the proper form will be voted at the Annual Meeting and at any adjournments or postponements thereof, as specified therein by the shareholders executing such proxies. Any proxy that does not specify to the contrary will be voted in favor of the election of the Board's nominees for director as set forth in this Proxy Statement.

   A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by filing with the Secretary of the Company, at Ney Industrial Park, Bloomfield, Connecticut 06002, a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

   Under the terms (the "Preferred Stock Terms") of the Company's Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") if and whenever six quarterly dividends (whether or not consecutive), payable on the Preferred Stock shall be in arrears, whether or not earned or declared, the number of directors then constituting the Board shall be increased by one and the holders of Preferred Stock voting together as a class, are entitled to elect one additional director. As of the date hereof, no such additional director has been proposed by any holder of Preferred Stock. The Company has advised holders of Preferred Stock that they may wish to consider such election at a special meeting to be called in accordance with the Preferred Stock Terms. See "Shareholder Proposals".

   The cost of the solicitation of proxies by the Board from the shareholders will be borne by the Company. Proxies may be solicited by additional mailings or communications, personal interviews, telephone and telegram by the directors, officers, and employees of the Company at no additional compensation. Upon request, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to beneficial owners of each share of Common Stock.

   The date of this Proxy Statement is May 10, 1996. The Proxy Statement and the related form of Proxy are first being mailed to shareholders on or about May 10, 1996.

   The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means, a copy of the Company's Annual Report on Form 10-K for its fiscal year ended February 29, 1996, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests should be directed to Susan B. Logie, Secretary, Andersen Group, Inc., Ney Industrial Park, Bloomfield, Connecticut 06002-3690, (860) 242-0761.

                            ELECTION OF DIRECTORS

   The holders of 33-1/3% of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. The approval of the election of directors requires the affirmative vote of a majority of the outstanding shares of Common Stock. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote.

   Six directors are to be elected at the Annual Meeting for a term of one year and until their successors shall be elected and qualified. Unless authority is withheld, it is intended that votes will be cast pursuant to the enclosed proxy for the election of the six nominees set forth below. All of the nominees are presently members of the Board and have agreed to serve as a director if so elected. In the event that any of the nominees should become unable or unwilling to serve as director, a contingency which management has no reason to expect, it is intended, except when authority has been withheld, that the proxy will be voted FOR the election of such person, if any, as shall be designated by the Board. The names of, and certain information with respect to, the persons nominated for election as directors are as follows:

   OLIVER R. GRACE, JR., age 42, has been a Director of the Company since 1986 and Chairman since March 29, 1990. He has also been President of AG Investors, Inc., one of the Company's subsidiaries, since 1992. Mr. Grace, Jr. is a General Partner of The Anglo American Security Fund L.P., and serves as a Director of Republic Automotive Parts, Inc. Mr. Grace, Jr. is the brother of John S. Grace.

   FRANCIS E. BAKER, age 66, has been a Director of the Company and President and Chief Executive Officer of the Company since 1959. Mr. Baker also serves as a Director of Connecticut Water Services, Inc. and Fresenius USA, Inc.

   PETER N. BENNETT, age 59, has been a Director of the Company since 1992. He is a private investor and financial consultant.

   JOHN S. GRACE, age 38, has been a Director of the Company since 1990. Mr. Grace has also been an employee of AG Investors, Inc., one of the Company's subsidiaries, since 1992. He is the Chairman and President of Sterling Grace Corporation, which is General Partner of The Anglo American Security Fund L.P. John S. Grace is the brother of Oliver R. Grace, Jr.

   LOUIS A. LUBRANO, age 63, has been a Director of the Company since 1983 and is Managing Director of Stires and Company, Inc., a position he has held since 1991. Mr. Lubrano was previously the Director of the NASDAQ Forum from March 1990 to March 1991 and Managing Director of Home Group Capital Markets, Inc. from February 1989 to February 1990. He also served as President of the investment banking firm of Gabelli & Company, Inc. from April 1986 to February 1989. Mr. Lubrano also serves as a Director of Graham-Field Health Products, Inc.

   JAMES J. PINTO, age 45, has been a Director of the Company since 1988. He is currently Chairman and a Director of National Capital Management Corporation, and President of the Private Finance Group Corporation a position he has held since 1989. Mr. Pinto also serves as a Director of Biscayne Holdings, Inc., Electrostar Inc. and President of the Private Finance Group Corporation.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

   During the period March 1, 1995 to November 16, 1995 (the date of the 1995 Annual Meeting of Shareholders), the Board consisted of ten members as follows: Oliver R. Grace, Jr., Francis E. Baker, Peter N. Bennett, John S. Grace, Edward K. Conklin, Gwendolyn Grace, Joseph F. Engelberger, Louis A. Lubrano, Richard H. Gordon and James J. Pinto (collectively the "Former Board"). At the 1995 Annual Meeting of Shareholders only six directors stood for re-election. Accordingly, for the period November 16, 1995 to February 29, 1996 the Board consisted of the following six members: Oliver R. Grace, Jr., Francis E. Baker, Peter N. Bennett, John S. Grace, Louis A. Lubrano and James J. Pinto (collectively the "Current Board"). The Former Board and the Current Board are sometimes referred to herein as the Board.

   During the fiscal year ended February 29, 1996 the Board of Directors held three regular meetings and two special meetings. During the term of the Former Board there were two regular meetings and two special meetings. During the term of the Current Board there was one regular meeting. All the incumbent directors attended all of the meetings of the Board and the meetings of the committees of the Board on which each served.

   The Board has an Executive Committee comprised of Messrs. Grace, Jr. (Chairman), Baker and John S. Grace. The responsibilities of the Executive Committee include selection of potential nominees for director and the recommendation of nominees to the full Board, monitoring the Company's management resources, structure, succession planning, development and performance of key executives and review and recommendation of new business opportunities to the entire Board. There were three meetings of the Executive Committee during the fiscal year ended February 29, 1996.

   The Board does not have a Nominating Committee. The Executive Committee considers the qualifications of persons to be recommended to the Board and shareholders for election as directors of the Company. Such recommendations must be accompanied by appropriate background information and documentation.

   The Board has an Audit Committee comprised of Messrs. Lubrano (Chairman) and John S. Grace. Mr. Gordon was a member of this Committee during the term of the Former Board. This Committee is primarily concerned with the effectiveness of the audits of the Company by its internal staff and the Company's independent certified public accountants. Among other things, its duties include: recommending the selection of independent certified public accountants; reviewing the scope of the audit to be conducted by them, as well as the results of their audit; reviewing the organization and scope of the Company's internal system of financial controls; evaluating the Company's financial reporting activities (including its Proxy Statement and Annual Report) and the accounting standards and principles followed by the Company; and examining other reviews covering compliance by employees with important Company policies. There was one meeting of the Audit Committee during the fiscal year ended February 29, 1996.

   The Board has a Compensation Committee comprised of Messrs. Pinto (Chairman) and Lubrano, each of whom are independent, non-employee directors. Mr. Engelberger (Chairman) and Mr. Gordon were also members of this Committee during the term of the Former Board. This Committee reviews and recommends executive compensation, including changes therein, and administers the Company's stock option plans. There were three meetings of the Compensation Committee during the fiscal year ended February 29, 1996. During the term of the Former Board there was one meeting and during the term of the Current
Board there were two meetings.

   The Board also has a Pension Committee. This Committee is presently comprised of Messrs. Grace, Jr., Baker and Ms. Susan B. Logie, with Ms.
Logie in her capacity as Secretary of the Company. Mr. Dahl in his former capacity as Secretary of the Company and Mr. Franklin R. Stoner in his former capacity as Director of Human Resources and Administration also served on this Committee during the fiscal year. There was one meeting of the Pension Committee during the fiscal year ended February 29, 1996.

   The Board also has an Independent Committee comprised of Messrs. Lubrano (Chairman) and Baker. Messrs. Conklin and Gordon were members of this Committee during the term of the Former Board. This Committee considers and reviews any and all transactions with affiliates of the Company. There were no meetings of the Independent Committee during the fiscal year ended February 29, 1996. Any transactions with affiliates of the Company during fiscal 1996 were reviewed with and approved by the entire Board.

                             EXECUTIVE COMPENSATION

   The following information is provided regarding the annual and long-term compensation paid or to be paid to the Chief Executive Officer and the two other most highly compensated executive officers of the Company with respect to the fiscal years 1996, 1995 and 1994. No other executive officers of the Company received annual compensation in excess of $100,000. Pursuant to the Securities and Exchange Commission (the "Commission") regulations, information is also provided with respect to Mr. Wolfe, Jr., who served as President of Ney Dental International, Inc. until its assets were sold in November 1995, and with respect to Mr. Volinski, who served as Chief Financial Officer of the Company for the first seven months of fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                                                     Long Term Compensation
                                                            --------------------------------------
                                  Annual Compensation          Awards      Payouts
                              ---------------------------    -----------   -------
                                                             Securities
                                                             Underlying      LTIP      All Other
         Name and           Fiscal   Salary(1)    Bonus    Options/SAR's   Payouts   Compensation(2)
    Principal Position        Year     ($)         ($)           (#)         ($)           ($)
- --------------------------    ----    ------    ---------    -----------    ------   -------------
Francis E. Baker              1996   196,831     100,000(3)       --           --        2,206
President and Chief           1995   235,978        --            --           --       51,352(4)
 Executive Officer            1994   243,665        --            --           --       53,164(4)

Oliver R. Grace, Jr.          1996    85,000      75,000(5)       --           --        1,430
Chairman of the Board         1995    98,750      50,000(5)       --           --          665
 and President of AG          1994   149,037        --            --           --        1,921
 Investors, Inc.

Ronald N. Cerny(6)            1996   121,843      36,150          --           --        2,379
President, The J.M. Ney       1995   108,718      21,000          --           --          729
 Company                      1994    94,620      10,000       5,000           --       41,944

H. George Wolfe, Jr.(7)       1996    96,307        --            --           --       64,317
President, Ney Dental         1995   124,324       6,000          --           --        1,780
 International, Inc.          1994   108,105      13,390          --           --        1,293

Jack E. Volinski(8)           1996    69,050        --            --           --          925
Chief Financial Officer       1995    98,521       4,969          --           --        1,229
                              1994    93,872       4,778          --           --        1,171

- -------------

(1) Includes amounts of compensation deferred, at the employees' option, pursuant to the Company's 401(k) plan.

(2) Consists of contributions made by the Company in respect of its money purchase pension plan, 401(k) plan and The J.M. Ney Company Profit Sharing Plan. For 1996, 1995 and 1994, no contributions were made by the Company in respect of the money purchase pension plan or The J.M. Ney Company Profit Sharing Plan. Contributions by the Company in respect of its 401(k) plan for 1996, 1995 and 1994, respectively, were: $2,206, $1,352 and $3,164 for Mr. Baker; $1,430, $665 and $1,921 for Mr. Grace,
    Jr.; $2,379, $729 and $0 for Mr. Cerny; $1,697, $1,780, and $1,293 for
    Mr. Wolfe, Jr.; and $925, $1,229 and $1,171 for Mr. Volinski.

(3) Of the total bonus earned by Mr. Baker, as described in the Compensation Committee Report on Executive Compensation, $50,000 is to be paid in cash and $50,000 was contributed to Mr. Baker's Special Executive Retirement Plan.

(4) Includes a contribution made by the Company in respect of a Special Executive Retirement Plan in the amount of $50,000.

(5) As described in the Compensation Committee Report on Executive Compensation, Mr. Grace, Jr. was awarded two bonuses in fiscal 1996 totalling $125,000. Of this amount, $50,000 is attributable to Mr. Grace's work in connection with the sale of the Company's cellular telephone partnership investments in fiscal 1995 and is therefore reported in the above table on the row for 1995. The remaining $75,000 is attributable to Mr. Grace's work during fiscal 1996, in connection with
    a) the sale of the assets of Ney Dental International, Inc. and b) completion of the Company's tender offer for preferred stock.

(6) Mr. Cerny joined the Company on April 23, 1993. All Other Compensation for Mr. Cerny in 1994 includes $39,379 of relocation expenses.

(7) Mr. Wolfe, Jr., served as president of Ney Dental International, Inc. until its assests were sold on November 28, 1995. All Other Compensation for Mr. Wolfe, Jr. in 1996 includes $62,620 in respect of the payout of his stock option for shares of Ney Dental International, Inc.

(8) Mr. Volinski resigned from the Company on September 22, 1995. He had been Chief Financial Officer of the Company since June 24, 1993. Previously, he was Chief Financial Officer for The J.M. Ney Company.

                         OPTIONS GRANTED IN FISCAL 1996

   No stock options were granted in fiscal 1996 to the individuals named in the Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                         Number of
                                                        Securities       Value of
                                                        Underlying      Unexercised
                                                        Unexercised    In-The-Money
                                                        Options At      Options At
                           Shares                       Fiscal Year     Fiscal Year
                          Acquired         Value          End (#)         End ($)
                         On Exercise      Realized     Exercisable/    Exercisable/
         Name                (#)            ($)       Unexercisable   Unexerciseable
- ---------------------     -----------    ------------    -----------   -------------
Francis E. Baker              --             --            20,000/0         --
Oliver R. Grace, Jr.          --             --             5,000/0         --
Ronald N. Cerny               --             --         3,334/1,666(1)      --

- ---------
(1) Options became exercisable on April 27, 1996.

Compensation Committee Interlocks and Insider Participation

   James J. Pinto, Chairman of the Compensation Committee received compensation of $100,000 in respect of his performance of certain services related to the sale of the Company's Dental Division in November 1995. See "Certain Relationships and Related Transactions".

Compensation Committee Report on Executive Compensation

   As discussed earlier in this Proxy Statement under the heading Board
Meetings and Committees of the Board, the Compensation Committee of the Board is responsible for reviewing the Company's executive compensation programs and policies each year and determining the compensation of the senior executive officers. The Committee's determination on compensation of the Chief Executive Officer and other executive officers is reviewed with and approved by the entire Board.

   The fiscal year 1996 base pay of each of the Company's executive officers is determined on the basis of the individual's responsibilities and performance and a comparison with salaries paid by competitors of the Company; the bonus component of executive compensation is directly related to corporate and business unit performance. The Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability in key positions that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and that support both the short-term and long-term goals of the Company. The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

   Compensation paid to the Company's executive officers for fiscal year 1996 consisted primarily of salary, bonus and contributions made by the Company in respect of its 401(k) plan. With respect to Mr. Baker, a portion of his fiscal 1996 bonus was paid to his Special Executive Retirement Plan.

   For fiscal year 1996, the Committee established the compensation of Francis E. Baker, the President and Chief Executive Officer of the Company, using the same criteria used to determine compensation for other executive officers. Mr. Baker's fiscal year 1996 base pay was determined based upon the Committee's overall assessment of Mr. Baker's performance and competitive market data on salary levels. Using competitive market data, and because of the consummation of the sale of the Company's Dental Division and completion of the tender offer for shares of the Company's preferred stock, the Committee awarded Mr. Baker a bonus of $100,000; $50,000 of which was paid to Mr. Baker's Special Executive Retirement Plan.

   Effective January 1, 1996, in an effort to reduce expenses and in light of the fact that with the sale of the Dental Division there would be less demands placed on the Chief Executive Officer, Mr. Baker has agreed to reduce his base salary to $150,000 from $200,000.

   For fiscal 1996, the committee established the compensation of Oliver R. Grace, Jr., the Chairman of the Board and President of AG Investors, Inc., using the same criteria used to determine compensation for other executive officers. Mr. Grace's fiscal year 1996 salary and Director's fee of $85,000 was determined based upon the Committee's overall assessment of Mr. Grace's performance and competitive market data on salary levels. This figure is unchanged from the prior fiscal year. Using competitive market data, the Committee awarded Mr. Grace two bonuses: $50,000 for the successful completion of the divestiture of the cellular telephone partnerships in fiscal 1995, and $75,000 for the divestiture of the Company's Dental Division and completion of the Tender Offer for the Company's preferred stock in fiscal 1996.

   It is the opinion of the Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and the interests of its shareholders and which offer competitive opportunities in the marketplace.

                                     The Compensation Committee

                                     James J. Pinto, Chairman
                                     Louis A. Lubrano

Performance Graph

   The following graph compares the performance of the Company ("AGI") for the periods indicated with the performance of the National Association of Securities Dealers Automated Quotation ("NASDAQ") Composite Stock Index (the "NASDAQ Composite") and the performance of the NASDAQ Industrial Composite Stock Index (the "Peer Group"). The comparative five year total returns assume a $100 investment made on February 28, 1991 with dividends reinvested. The Andersen Group, Inc. stockholder return shown on the following graph is not necessarily indicative of future stock performance.


                       Comparative Five-Year Total Returns

     Andersen Group, Inc., NASDAQ Composite, Peer Group (NASDAQ Industrials)
                 (Performance results through February 29, 1996)

[TABULAR REPRESENTATION OF LINE CHART]

                           1991       1992        1993        1994       1995        1996
                         -------    -------     -------     -------     -------     -------
AGI                      $100.00    $ 75.27     $ 75.27     $ 45.70     $ 32.26     $ 40.32
NASDAQ Composite         $100.00    $139.82     $148.06     $174.93     $173.34     $242.81
Peer Group               $100.00    $142.97     $138.07     $165.29     $153.87     $199.27


Pension Benefits

   The following tables set forth the estimated aggregate annual benefit payable upon retirement or at normal retirement age for each level of remuneration specified at the listed years of service. The pension benefits are based on calendar year earnings and are payable in the form of a life annuity. For calendar 1995, the maximum annual compensation limit for determining pension benefits was $150,000.

   Table I is applicable only to employees of The J.M. Ney Company ("Ney") who had made prior contributions to the pension plan and were considered active participants prior to February 28, 1991.

   Table II is applicable to all other employees of the Company and its subsidiaries including employees of Ney who did not make prior contributions to the pension plan and were not considered active participants prior to February 28, 1991.

                                    TABLE I

                                      Years of Service
                 -----------------------------------------------------------
Remuneration        5        10        15        20        25         30
- -------------     ------    ------    ------    ------    ------   ---------
$100,000        $ 6,250   $12,500   $18,750   $25,000   $31,250    $ 37,500
 125,000          7,813    15,625    23,438    31,250    39,063      46,875
 150,000          9,375    18,750    28,125    37,500    46,875      56,250
 175,000         12,813    23,750    34,688    45,625    56,563      67,500
 200,000         14,375    26,875    39,375    51,875    64,375      76,875
 225,000         15,938    30,000    44,063    58,125    72,188      86,250
 250,000         17,500    33,125    48,750    64,375    80,000      95,625
 275,000         19,063    36,250    53,438    70,625    87,813     105,000

   An individual's pension benefits are equal to the greater of the following two calculations: (A) 1.25% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment), determined on the earlier of February 28, 1997 or the date of such member's termination of employment, or (B) the sum of the individual's accrued pension benefit at 12/31/93 calculated pursuant to (A) above and the individual's compensation for the year (up to a maximum of $150,000) multiplied by 1.25% multiplied by the number of years of service since 12/31/93.

   For calendar year 1995, compensation taken into account under the qualified pension plan for any individual in any year was limited to $150,000.

   Pension benefits are not reduced on account of social security benefits received by the employee. Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: Mr. Wolfe, Jr.--10 years.

                                    TABLE II

                                      Years of Service
                 ----------------------------------------------------------
Remuneration        5        10        15        20        25         30
- -------------     ------    ------    ------    ------    ------   --------
$100,000        $ 5,170   $10,340   $15,510   $20,680   $25,850    $31,020
 125,000          6,733    13,465    20,198    26,930    33,663     40,395
 150,000          8,295    16,590    24,885    33,180    41,475     49,770
 175,000         11,517    21,374    31,232    41,089    50,947     60,804
 200,000         13,079    24,499    35,919    47,339    58,759     70,179
 225,000         14,642    27,624    40,607    53,589    66,572     79,554
 250,000         16,204    30,749    45,294    59,839    74,384     88,929
 275,000         17,767    33,874    49,982    66,089    82,197     98,304

   An individual's pension benefits are equal to the greater of the following two calculations: (A) .75% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment), plus .50% of final average earnings in excess of covered compensation (average of Social Security wage base) multiplied by the employee's years of service as a qualified employee (up to a maximum of 40 years), or (B) the sum of the individual's accrued pension benefit at 12/31/93 calculated pursuant to (A) above and the individual's compensation for the year (up to a maximum of $150,000) multiplied by the percentages in
(A) above multiplied by the number of years of service since 12/31/93.

   During calendar year 1995, compensation taken into account under the qualified pension plan for any individual in any year was limited to $150,000.

   Pension benefits are not reduced on account of social security benefits received by the employee. Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. For purposes of this table, the amount used for covered compensation is the average of the covered compensation for each of the individuals named in the Summary Compensation Table. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: Mr. Baker- 10 years; Mr. Grace, Jr.- 3 years; Mr. Cerny- 2 years and Mr. Volinski- 4 years.

Director Compensation

   All non-employee directors receive $6,000 per year, plus $500 for attendance at each Board meeting, and a reimbursement of their expenses for attendance at the meetings. Effective January 1, 1996, the non-employee Director's fee has been increased to $12,000 per year. All non- employee directors that serve as Chairpersons of committees of the Board receive compensation of $2,000 per year. In addition, Mr. John S. Grace, an employee of one of the Company's subsidiaries, receives compensation of $15,000 annually.

Employment Agreements

   Mr. Cerny has an employment agreement which, among other things, provides for severance pay in the event of involuntary termination for other than cause. In such case, the Company, at its option, will provide Mr. Cerny with twelve months of notice or salary and fringe benefits or any combination thereof. In the event of a change in control of The J.M. Ney Company, the Company has agreed to provide Mr. Cerny with two years severance including fringe benefits.

Certain Relationships and Related Transactions

   Digital GraphiX Offering

   On May 2, 1995 the Company's subsidiary, Digital GraphiX, Incorporated (formerly known as New Microtime Inc.) ("DGI") closed an offering ( the "Offering") for the sale of 64,800 shares of its common stock to certain securityholders of the Company (the "AGI Securityholders"), and to employees of DGI, in each case subject to compliance with state securities law and regulation, at a price of $5.00 per share (the "Offering Price"). DGI develops, manufactures and markets professional character generators and titling systems for the broadcast and video post-production markets.

   As a result of the Offering, the Company's ownership percentage in DGI has been reduced from 100% to 19%. At the completion of the Offering, three affiliates of the Company, Francis E. Baker, who is President and Chief Executive Officer of the Company and a director of DGI, Oliver R. Grace, Jr., who is Chairman of the Company and a director of DGI, and Peter N. Bennett, a director of the Company, or their affiliates, owned 3,581, 4,774 and 4,799, respectively, of the common shares of DGI, or approximately 4.5%, 6.0% and 6.0%, respectively.

   At March 1, 1995, DGI was indebted to the Company in the amount of approximately $2.9 million arising out of the conversion of an intercompany receivable to a promissory note ("Note A") in January, 1995. On February 28, 1996, $2.2 million of the principal amount of Note A was forgiven and the Company realized an income tax benefit. During the period from March 1, 1995 until May 2, 1995 (the date the DGI Offering was closed, as referenced above), the Company advanced certain funds to or for the benefit of DGI in the amount of $237,568. In addition, during the period subsequent to the Offering date, the Company performed certain services for DGI at market rates. As a result of these transactions, Note A was cancelled, the balance remaining under Note A, together with certain accrued and unpaid interest and amounts due for services performed by the Company through the end of fiscal year 1996 were rolled into a note in the amount of $1,021,281 due in October, 1997 ("Note B"). In addition, DGI executed another note to the Company in the amount of $237,568, due February 1999 ("Note C") for the pre-Offering amounts advanced as described above. All of these notes are specified at an interest rate of 7.5 percent.

   Sale of Dental Division

   In connection with the sale of the Dental Division and pursuant to an agreement between the Company and Mr. Pinto, a Director of the Company, the Company paid Mr. Pinto contingent upon consummation of the sale of the Dental Division $100,000 in respect of his performance of certain services related to the sale of the Dental Division.

   Investment in Institute for Automated Systems

   During fiscal 1996 the Company made an investment of approximately $640,000 in a joint venture which invests in a Russian telecommunications company that has agreements to develop a data transmission network throughout the Commonwealth of Independent States. Oliver R. Grace, Jr., the Company's Chairman, and John S. Grace, a Director of the Company, are also among a group of investors in the joint venture.

   Other

   Francis E. Baker, the Company's President and Chief Executive Officer, is indebted to the Company in the amount of $223,487. Mr. Baker purchased the Company's interest in a split dollar life insurance policy, insuring Mr. Baker's life, and for which the Company was the beneficiary, in exchange for Mr. Baker's non-interest bearing promissory note due December 2000. The note is secured by the policy. The consideration paid approximated the amount of premiums that the Company paid into the policy and represented the Company's book value at the date of transaction.

Compliance with Section 16(a) of the Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock ("Insiders"), to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Insiders are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

   Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during fiscal year 1996 all filing requirements applicable to insiders were complied with.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information regarding the beneficial ownership of Common Stock, as of April 26, 1996 by each director, by each named executive officer of the Company described in "Executive Compensation", by persons who beneficially own 5% or more of the outstanding shares of Common Stock, and by all directors and officers of the Company as a group. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. It does not constitute an admission of beneficial ownership for any other purpose.

                                               Number and Nature of
                                                      Shares              Percent of
                   Name                        Beneficial Ownership          Class
- -----------------------------------------     -----------------------   ---------------
Francis E. Baker                                     155,039(1)              7.9
 8356 Sego Lane
 Vero Beach, Florida

Estate of Oliver R. Grace, Sr.                       101,596(2)              5.3
 49 Cove Neck Road
 Oyster Bay, New York

Lorraine G. Grace                                    131,317(3)              6.7
 49 Cove Neck Road
 Oyster Bay, New York

Oliver R. Grace, Jr.                                 126,790(4)              6.2
 32 Wellington Road
 Locust Valley, New York

John S. Grace                                        122,525(5)              6.0
 55 Brookville Road
 Glen Head, New York

Peter N. Bennett                                     165,065(6)              7.9
 6 Battersea High St.
 London SW11 3RA, England

The Ney Profit Sharing Savings Plan Trust            183,333(7)              9.5
 c/o Fleet Bank, N.A., Trustees
 One Constitution Plaza
 Hartford, Connecticut

Bank of Butterfield                                  296,575(8)             15.1
 Rose Bank Center
 14 Bermudiana Road
 Hamilton, Bermuda

First United Securities Limited                      150,340(9)              7.7
 Exchange House
 P.O. Box 16
 54-58 Athol Street
 Douglas, Isle of Man

Louis A. Lubrano                                       6,855(10)                (11)

James J. Pinto                                        13,000(12)                (11)

Ronald N. Cerny                                        5,000(13)                (11)

All directors and officers as a group (10
 Persons including certain of the above-
 named individuals)                                  498,326                22.0

- -----------

 (1) Francis E. Baker owns 120,001 shares of Common Stock directly. The figure set forth in the above table includes 10,400 shares of Common Stock with respect to which Mr. Baker has shared voting power as co-trustee under the Oliver Grace Grandchildren Trust U/R dated December 27, 1976 and 4,638 shares which such Trust owns by virtue of its ability to convert $75,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period. Mr. Baker disclaims beneficial ownership of such shares held in trust. Also included in the figure set forth in the above table are 20,000 shares of Common Stock which may be issued to Mr. Baker within 60 days hereof upon the exercise of his existing exercisable stock options. In addition to the shares reported above, Mr. Baker is the settlor of four irrevocable trusts dated March 31, 1970 and created for the benefit of certain of his children. Fleet Bank (as successor to Shawmut Bank, N.A.) acts as trustee under each of these trusts, which hold an aggregate of 68,306 shares of Common Stock. Mr. Baker does not exercise any control over these four trusts and disclaims beneficial ownership.

 (2) The Estate of Oliver R. Grace, Sr. has direct beneficial ownership of an aggregate of 101,596 shares of Common Stock.

 (3) Lorraine G. Grace has beneficial ownership of 131,317 shares of Common Stock. Of this amount, 13,638 shares are held by Mrs. Grace directly; 2,475 shares are held by Mrs. Grace, as trustee of a trust for the benefit of her children; 13,608 shares are held by virtue of the ability of Mrs. Grace to convert $220,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period; and 101,596 shares are held by virtue of Mrs. Grace's appointment as executrix of the Estate of Oliver R. Grace, Sr.

 (4) Oliver R. Grace, Jr. has beneficial ownership of an aggregate of 126,790 shares of Common Stock. Of this amount, 56,054 shares are held by Oliver
     R. Grace, Jr. directly, including 40,144 shares by virtue of Mr. Grace's ability to convert $649,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period and 11,610 shares by virtue of Mr. Grace's ability to convert 6,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock of the Company, without par value (the "Preferred Stock") to Common Stock within a 60-day period; 7,592 shares are held by Carolyn Grace, the spouse of Oliver R. Grace, Jr., of which 7,112 shares are held by Mrs. Grace by virtue of her ability to convert $115,000 principal amount of convertible subordinated debentures within a 60-day period; and 58,144 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which Oliver R. Grace, Jr. is a general partner) to convert $940,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period. Mr. Grace, Jr. has stock options to acquire an additional 5,000 shares of Common Stock. Oliver R. Grace, Jr. disclaims beneficial ownership of all shares owned by him as trustee for the benefit of family members and by The Anglo American Security Fund, L.P. described herein.

 (5) John S. Grace has beneficial ownership of 122,525 shares of Common Stock. Of this amount, 17,706 are held by John S. Grace directly, including 1,856 shares held by virtue of Mr. Grace's ability to convert $30,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period; 58,144 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which John S. Grace is a general partner) to convert $940,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period; and 43,675 shares are held by virtue of the ability of Sterling Grace Capital Management, L.P. (John S. Grace is Chairman and President of Sterling Grace Corporation, General Partner of Sterling Grace Capital Management, L.P.) to convert 22,571 shares of the Preferred Stock to Common Stock within a 60-day period. Mr. Grace has a stock option to acquire an additional 3,000 shares of Common Stock. John S. Grace disclaims beneficial ownership of all shares held by trustees for the benefit of members of his family and The Anglo American Security Fund L.P.

 (6) Peter N. Bennett owns 300 shares of Common Stock directly. The figure set forth in the table includes shares held by virtue of the ability of Mr. Bennett to convert 85,150 shares of the Preferred Stock to 164,765 shares of Common Stock within a 60-day period. The 85,150 shares referenced herein includes 35,042 shares held by Mr. Bennett as beneficiary of the estate of Bert Ney Lukens.

 (7) The Ney Profit Sharing Savings Plan Trust owns 183,333 shares of Common Stock directly.

 (8) The Bank of Butterfield (the "Bank") has beneficial ownership of an aggregate 296,575 shares of Common Stock as trustee of various trusts. Of this amount, 263,945 shares are held by the Bank directly and 32,630 shares are held by virtue of the Bank's ability, as trustee, to convert 16,863 shares of the Preferred Stock to Common Stock within a 60-day period.

 (9) First United Securities Limited ("FUSL") has beneficial ownership of an aggregate of 150,340 shares of Common Stock as trustee of various trusts. Of this amount, 139,206 shares are held directly and 11,134 shares are held by virtue of the ability of FUSL to convert $180,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period.

(10) Louis A. Lubrano has beneficial ownership of 6,855 shares of Common Stock of which 1,855 shares are held by virtue of Mr. Lubrano's ability to convert $30,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period. Mr. Lubrano has stock options to acquire 5,000 shares of Common Stock within a 60-day period.

(11) Represents less than one percent (1%) of the Common Stock.

(12) James J. Pinto has beneficial ownership of 13,000 shares of Common Stock, of which 8,000 shares are held directly. Mr. Pinto has stock options to acquire 5,000 shares of Common Stock within a 60-day period.

(13) Ronald N. Cerny does not own any shares of Common Stock directly. The figure set forth in the table represents a stock option to acquire 5,000 shares of Common Stock within a 60-day period.

                            INDEPENDENT ACCOUNTANTS

   KPMG Peat Marwick LLP is the Company's independent public accounting firm and has been since September 1974. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement and will be available to respond to appropriate questions.

                                 ---------------

                              SHAREHOLDER PROPOSALS

   Under the terms (the "Preferred Stock Terms") of the Company's Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") if and whenever six quarterly dividends (whether or not consecutive), payable on the Preferred Stock shall be in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Company shall be increased by one and the holders of Preferred Stock voting together as a class, are entitled to elect one additional director. As of the date hereof, no such additional director has been proposed by any holder of Preferred Stock. The Company has advised holders of Preferred Stock that they may wish to consider such election at a special meeting to be called in accordance with the Preferred Stock Terms.

   In order to be considered for inclusion in the Proxy Statement relating to the 1997 Annual Meeting of Shareholders, any proposal by a record holder of Common Stock, or Preferred Stock as provided above, must be received by the Company at its principal offices in Bloomfield, Connecticut on or before January 17, 1997. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

                                 ---------------

                                  OTHER MATTERS

   As of the date of this Proxy Statement, the Board and Management do not intend to present and have not been informed that any other person intends to present any matter for action at the Annual Meeting other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxy will act in accordance with their best judgment.

                                      By Order of the Board of Directors

                                      Susan B. Logie
                                      Secretary